Exhibit 99.1

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NEWS RELEASE

Press Contact:

Kathryn Kelly

Roxio, Inc.

408-367-4866

Kelly@roxio.com

Roxio Appoints Veteran Entertainment Executive to its Board of Directors

SANTA CLARA, Calif.—April 2, 2003—Roxio, Inc. (Nasdaq:ROXI), The Digital Media Company®, provider of the best-selling digital media software in the world, announced today the addition of Brian C. Mulligan to its board of directors.

Mr. Mulligan, an entertainment industry veteran, is currently working with a consortium to acquire the U.S. entertainment assets of Vivendi Universal. Mr. Mulligan served as the Chairman of Fox Television, where he was responsible for network operations, the station group, the cable channel group, sports, and first run and domestic syndication, and was previously the Chief Financial Officer of The Seagram Company Ltd., parent company of Universal Music, the world leader in recorded music, and Universal Studios, Inc., during which time he was instrumental in improving operations and in constructing and negotiating several major transactions and financings. Prior to this appointment, Mr. Mulligan was Co-Chairman of Universal Pictures, responsible for worldwide film and video operations. Previously, he was Executive Vice President, Operations and Finance

at Universal Studios, Inc., a leader in motion pictures, television, and theme parks. Mr. Mulligan was also an Executive Advisor to The Boston Consulting Group in their media and entertainment practice.

“Brian’s deep background and substantial experience in film, music, television, media, and finance will be a great asset to Roxio as we continue to develop our industry-leading digital media software,” said Chris Gorog, president and CEO of Roxio and chairman of the Roxio board. “Additionally, as we develop our on-line entertainment distribution business with our recent acquisition of Napster, the best known on-line music distribution brand, Brian’s expertise will be extremely valuable. Our seasoned board brings together senior executives from technology, entertainment and media, and consumer marketing. Brian will be a welcome addition to our board which we view as one of the greatest strengths of our company.”

In commenting on his appointment to the Roxio board Mr. Mulligan said, “I’m very pleased to be joining the board of this innovative company at such an exciting time for the technology and entertainment industries. As technology continues to evolve, new opportunities to effectively package and distribute entertainment are being created constantly. Roxio is well positioned to become a leader in developing legal and creative solutions to conveniently and electronically deliver all types of entertainment to consumers throughout the world.”

Mr. Mulligan has a Master of Business Administration from the John E. Anderson Graduate School of Management at UCLA and earned an undergraduate degree in Business Administration from the University of Southern California. He has also served on several boards. Mr. Mulligan lives with his wife, Victoria, and two children.

About Roxio

Roxio, Inc. (Nasdaq:ROXI) provides the best-selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category leading products Easy CD & DVD Creator™ (Windows) and Toast® (Macintosh) for CD/DVD burning,

PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also makes GoBack®, the #1 selling system recovery software that enables PC users to instantly recover from system crashes, virus attacks and data loss. Roxio’s current install base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, The United Kingdom, the Netherlands, Germany and Japan. The company currently employs more than 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the development of our on-line music distribution service, are forward-looking statements that are subject to certain risks and uncertainties including general economic conditions in the US and abroad, delays in development and competition, which could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC on July 1, 2002 and February 14, 2003, respectively, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, PhotoSuite, VideoWave, GoBack, and Toast are either trademarks or registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.